Exhibit 99.1

MYnd Analytics Announces

Conversion of Outstanding Notes Following Closing on Last Tranche of $6.0 Million Financing and Recapitalization Including a Reverse Stock Split and Elimination of 99% of Outstanding Warrants

Mission Viejo, CA – September 20, 2016 – MYnd Analytics, Inc. (OTCQB: CNSO) today announced that a reverse split of the Company’s common stock, at a ratio of one share for every 200 shares of common stock outstanding, will become effective at 8:00 a.m., Eastern Time, on Wednesday, September 21, 2016.

At the effective time of the reverse split, immediately and without further action by the Company’s stockholders, every 200 shares of the Company’s common stock issued and outstanding will automatically be combined into one share of common stock. In the event the reverse split leaves a stockholder with a fraction of a share, the number of shares due to the stockholder will be rounded up. Further, any options, warrants and rights outstanding as of the effective time that are subject to adjustment will be adjusted in accordance with the terms thereof. The Company’s common stock will trade under a new CUSIP number after the reverse split. Holders of certificated shares of Common Stock will be required to transmit their certificates to the Company's transfer agent, in accordance with the letter of transmittal to be provided to such holders, and will receive the post-reverse split shares to which they are entitled in electronic, book-entry form.

As a result of the reverse split, a “D” will be placed at the end of the common stock’s ticker symbol for 20 business days.

Having recently closed a note round resulting in an aggregate of $6.0 million in proceeds, the Company also announced today that it exercised an option to mandatorily convert such notes, in the aggregate principal amount of $6.0 million dollars (plus accrued interest), into shares of the Company's common stock at $5.00 per share, after giving effect to the reverse split ($0.025 pre-split).

The Company exercised this mandatory conversion right pursuant to an amendment (the "Amendment"), dated September 19, 2016, to its Second Amended and Restated Note and Warrant Purchase Agreement (the "Agreement"), which amended: (i) notes in the aggregate principal amount of $6.0 million issued pursuant thereto; (ii) the Agreement and (iii) the warrants issued pursuant to the Agreement. Pursuant to the Amendment, upon its exercise of the mandatory conversion, the Company: (i) converted the entire $6.0 million outstanding principal balance into 1,200,000 shares at a post-split conversion price of $5.00 per share (pre-split $0.025 per share) along with the accrued interest earned on all of the notes which were converted at the same conversion price and (ii) cancelled all warrants issued pursuant to the Agreement.

The Amendment was entered into by more than 80% of the existing note and warrant holders and became binding upon all other holders in accordance with its terms. The mandatory conversion reduces the Company's debt outstanding, simplifies the Company's capital structure and improves the Company's working capital position.

About MYnd Analytics

MYnd Analytics, Inc. (www.myndanalytics.com) provides a unique set of reference data and analytic tools for clinicians and researchers in psychiatry. While treatment for mental disorders has doubled in the last 20 years, it is estimated that 17 million Americans have failed two or more medication therapies for their mental disorders. The Company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a new registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG). Based on the Company’s original physician-developed database, there are now more than 38,000 outcomes for over 10,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit www.myndanalytics.com.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties, including the Company's ability to timely implement the reverse split, the ability of the note conversion to substantially reduce outstanding debt, the ability of the conversion to improve the Company's working capital position, as well as those risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.